EXHIBIT 99.1

NATUS MEDICAL REPORTS RECORD FOURTH QUARTER REVENUE AND EARNINGS

Company Increases 2005 Earnings Guidance

SAN CARLOS, Calif. (February 25, 2005) – Natus Medical Incorporated (Nasdaq NM: BABY) today announced financial results for the three months and year ended December 31, 2004.

Natus reported revenue of $10.5 million for the fourth quarter ended December 31, 2004, representing a 10% increase, or $913,000, from $9.6 million in the comparable quarter of the previous year. The Company reported net income of $1.5 million, or $0.08 per diluted share for the fourth quarter of 2004, compared with net income of $337,000, or $0.02 per share, for the comparable period in 2003.

The Company reported record revenue of $36.5 million for the year ended December 31, 2004, an increase of 18%, from $31.0 million for the year ended December 31, 2003. The Company reported a net loss of $2.4 million, or $0.14 per share for the full year 2004, compared with a net loss of $2.7 million, or $0.17 per share, for the year ended December 31, 2003.

During the first half of 2004 the Company recorded a restructuring charge of $776,000 and costs associated with the departure of the Company’s former chief executive officer totaling $870,000. These costs contributed to a $3.3 million loss from continuing operations reported for the first half of 2004. The Company reported income from continuing operations of $2.0 million, or $0.11 per diluted share, during the second half of 2004.

Gross margin improved to 65.4% for the three months ended December 31, 2004, compared with 57.7% for the fourth quarter of 2003. The gross margin for the 2004 period was favorably impacted by reductions in materials costs, as well as a reduction in manufacturing overhead as a percentage of revenue, as it is largely fixed. In addition, the Company benefited from sales of higher-margin Echo-Screen OAE devices. For the three months ended December 31, 2004, total operating expenses increased by $60,000, or approximately 1%, to $5.3 million, compared with $5.2 million for the fourth quarter of 2003.

As of December 31, 2004, the Company reported cash, cash equivalents and short-term investments of $35.7 million, representing an increase of approximately $2.0 million from the corresponding amount at September 30, 2004. Additionally, the Company reported stockholders’ equity of $52.7 million and working capital of $40.8 million as of December 31, 2004.

“We are extremely pleased with our results for the fourth quarter,” said Jim Hawkins, President and Chief Executive Officer of Natus Medical. “We successfully achieved our objectives of top-line growth and bottom-line profitability. We believe the cost control measures we implemented during the second quarter of this year have reduced our cost structure to an appropriate level and helped us achieve our profitability in the fourth quarter.”

“Additionally, the integration of Natus and Fischer-Zoth has gone very well. This acquisition had a very positive impact upon our results for the fourth quarter, being immediately accretive to our bottom line. The Fischer-Zoth OAE product platform is complementary to our ALGO line of hearing screeners, and we expect a positive contribution from Fischer-Zoth in 2005.”

Financial Guidance

Natus updated financial guidance for 2005. The Company expects to report earnings per diluted share of $0.27 to $0.29 on revenue of $41 to $43 million. The estimate of earnings per diluted share does not include the impact of expensing employee stock options that will occur when the Company is required to adopt Financial Accounting Standards Board Statement No. 123R, “Share-Based Payment,” on July 1, 2005, and thus is presented on a non-GAAP basis. Natus is currently in the process of estimating the effect of the change.

In addition, Natus provided financial guidance for the first half of 2005. For the three months ending March 31, 2005, the Company expects to report diluted earnings per share of $0.02 to $0.03, on revenue of $9.4 to $9.6 million. For the second quarter of 2005, the Company expects to report diluted earnings per share of $0.04 to $0.06, on revenue of $9.7 to $10.0 million. The financial guidance for earnings per share of $0.06 to $0.09 for the first half of 2005 compares to a loss per share of $0.24 reported for the first half of 2004.

Conference Call

Natus has scheduled an investor conference call to discuss this announcement beginning at 11:00

a.m. Eastern Time today. Individuals interested in listening to the conference call may do so by dialing (800) 510-9834 for domestic callers, or (617) 614-3669 for international callers, and entering reservation code 66337849. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 286-8010 for domestic callers, or (617) 801-6888 for international callers, and entering reservation code 59475927.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical

Natus develops, manufactures, and markets products for the detection, treatment, monitoring, and tracking of common disorders in newborns. Natus products are marketed under well-recognized brand names such as ALGO(R), Neometrics(TM), Echo-Screen(R), and neoBLUE(TM). Headquartered in San Carlos, California, Natus markets and sells its products worldwide through a direct sales force in the U.S. and the U.K., and through distributors in over 50 other countries. Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding anticipated revenue and profitability for the full-year 2005 as well as for the first and second quarters of 2005, and expectations regarding future growth and profitability and the future contribution of Fischer-Zoth. These statements relate to future events or Natus’ future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. The results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, our ability to control costs, and risks associated with integration of acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus’ annual report on Form 10-K for the year ended December 31, 2003, and its quarterly reports on Form 10-Q, and from time to time in other reports filed by Natus with the U.S. Securities and Exchange Commission.

Natus(R), AABR(R), AOAE(R), ALGO(R), ALGO DataBook(R), 70/40(R), Cochlea-Scan(R), Echo-Screen(R), Ear Couplers(R), Flexicoupler(R), Jelly Tab(R), Jelly Button(R), and MiniMuffs(R) are registered trademarks of Natus. Audio-System(TM), Convert2Natus(TM), DataLink(TM), EchoLink(TM), neoBLUE(TM), Natus Elite(TM), neoBLUE mini(TM), Neometrics(TM), Metabolic Screening Database System (MSDS)(TM), Case Management System (CMS)(TM), Voice Response System (VRS)(TM), Web Electronic Birth Page (Web-EBP)(TM), and Accuscreen(TM) are non-registered trademarks of Natus. Solutions for Newborn Care(SM) is a non-registered service mark of Natus.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and equivalents	$16,239	$9,435
Short-term investments	19,504	28,200
Accounts receivable, net of allowance for doubtful accounts of $ 472 in 2004 and $395 in 2003	6,640	5,682
Inventories	4,347	5,263
Prepaid expenses and other current assets	625	528
Total current assets	47,355	49,108

Property and equipment, net	2,503	2,668
Goodwill, intangibles, and other assets	9,399	5,244
Total assets	$59,257	$57,020

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$1,852	$1,659
Accrued liabilities	4,397	2,229
Deferred revenues	279	500
Total liabilities	6,528	4,388

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 120,000,000 shares authorized; shares issued and outstanding: 17,143,373 in 2004 and 16,511,874 in 2003	89,374	87,038
Deferred stock compensation	—	(33)
Accumulated deficit	(36,902)	(34,495)
Accumulated other comprehensive income	257	122
Total stockholders’ equity	52,729	52,632

Total liabilities and stockholders’ equity	$59,257	$57,020

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Dec 31, 2004	Dec 31, 2003	Dec 31, 2004	Dec 31, 2003
Revenue	$10,526	$9,613	$36,506	$31,006
Cost of revenue	3,645	4,068	15,015	12,786
Gross profit	6,881	5,545	21,491	18,220

Operating expenses:
Marketing and selling	2,906	3,119	11,305	12,775
Research and development	1,024	918	3,672	3,682
General and administrative	1,422	1,174	6,626	4,984
Restructuring cost	—	—	776	—
Acquired IPR&D	(80)	—	470	—
Total operating expenses	5,272	5,211	22,849	21,441

Income (loss) from operations	1,609	334	(1,358)	(3,221)

Other income (expense):
Interest income	141	197	454	559
Interest expense	—	(5)	(3)	(15)
Other income, net	(11)	(87)	(141)	53
Total other income (expense)	130	105	310	597

Income (loss) before provision for income tax	1,739	439	(1,048)	(2,624)

Provision for income tax	231	2	297	4

Income (loss) from continuing operations	1,508	437	(1,345)	(2,628)

Discontinued operations	10	(100)	(1,062)	(116)

Net income (loss)	$1,518	$337	$(2,407)	$(2,744)

Earnings (loss) per share:
Basic:
Continuing operations	$0.09	$0.03	$(0.08)	$(0.16)
Discontinued operations	$—	$(0.01)	$(0.06)	$(0.01)
Net income (loss)	$0.09	$0.02	$(0.14)	$(0.17)

Diluted:
Continuing operations	$0.08	$0.03	$(0.08)	$(0.16)
Discontinued operations	$—	$(0.01)	$(0.06)	$(0.01)
Net income (loss)	$0.08	$0.02	$(0.14)	$(0.17)

Weighted-average shares used to compute
Basic earnings per share	17,093	16,454	16,837	16,388
Diluted earnings per share	18,235	16,925	16,837	16,388